Exhibit 99.1

The 4Less Group, Inc. (OTCQB:FLES) Reports 2nd Quarter 2021 Results

Las Vegas, NV – September 15, 2021 – The 4Less Group, Inc. (OTCQB: FLES)(“4Less”,“Company”), an operator of e-commerce sites LiftKits4Less.com that provides aftermarket parts and accessories and AutoParts4less.com, an automotive marketplace website launched on August 26, 2021, the newest 4Less business enterprise, reports results for the 2nd quarter ending July 31, 2021 as well as revenue guidance for their current fiscal year ending January 31, 2022.

Revenue Summary for 2021 vs Previous Years

●	In the 2nd quarter, net sales decreased 12% from $2,927,209 to $2,586,673.

●	For the six months ended July 31, 2021, sales increased by approximately 28% from $4,927,280 to $6,315,457.

●	Additionally, our proprietary websites revenue (primarily Liftkits4less.com) showed a 2nd quarter increase of 41% over prior year’s period and a total increase of 64% for the first 6 months.

●	Given our continued ability to increase product count on LK4Less through the end the year, by our upgrade to Nexxus cloud server, we are comfortable providing estimated annual sales numbers for this year in the $13M - $14M range, an estimated projected 62% - 75% increase in net revenue over last year’s results. This estimated annual net sales range does not include revenue generated from our recently launched marketplace, AutoParts4Less.com.

Management Comments

“After coming off a record breaking 1st quarter, the 2nd quarter of 2021 was challenging to say the least,” stated Christopher Davenport, Founder and President of Auto Parts4Less, Inc. the wholly owned subsidiary of FLES. “The decrease in Q2 revenue was disappointing after having a record breaking 1st quarter and can be attributed to several factors.”

“First, supply chain issues, brought on by the Covid pandemic, resulted in significant issues effecting both domestic and international suppliers’ critical components such as raw material shortages and labor force shortages.”

“Secondly, our Q2 sales were negatively impacted by an account restriction imposed by eBay. eBay sighted that the account restriction was out of an abundance of caution due to shipping lead times. This account restriction lasted from May 6th to August 20thand resulted in a decrease in revenues from $1.6 million in Q2 2020 to $0.8 million in Q2 2021 amounting to lower potential revenues of $0.8 million .”

“On a positive note we were able to move our LiftKits4Less web site to a Nexxus cloud server. By doing so this new infrastructure allows us to significantly increase the number of products available on liftkits4less.com from approximately 80K to well over 500K unique products by end of 2021. A partial increase to approximately 200k parts to date helped increase gross revenue (prior to cancellations and deferrals) on liftkits4less.com in August 2021 by approximately 200% over the prior August.”

About AutoParts4Less.com

AutoParts4Less.com is a stand-alone multi-vendor online marketplace entirely dedicated to automotive parts. The 4Less Group, Inc. (OTCQB: FLES) website, AutoParts4Less.com, will be offering buyers and qualified sellers a wide range of automotive parts for cars, trucks, boats, motorcycles and RV’s on a single platform.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Factors that could cause results to differ include but are not limited to, successful performance of internal plans, product or services development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. No information in this press release should be construed in any way whatsoever as an indication of the Company’s future stock price, revenues, or results of operations, including the launch of our new website as well as the estimated projected 65 -70% increase in net revenue over last year’s results as referenced above. The Company takes no obligation to update or correct (i) its own forward-looking statements, except as required by law, or (ii) those prepared by third parties that are not paid for by the Company.

For more information, contact:

Email: PR@The4LessCorp.com

To learn more about AutoParts4Less.com, please visit AutoParts4Less.com.